Exhibit 99.2

FINAL TRANSCRIPT
Thomson StreetEventsSM
Conference Call Transcript BIG - Q1 2007 Big Lots, Inc. Earnings Conference Call Event Date/Time: May. 31. 2007 / 8:00AM ET

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FINAL TRANSCRIPT
May. 31. 2007 / 8:00AM ET, BIG - Q1 2007 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS
Steve Fishman
Big Lots, Inc. - Chairman, CEO
Joe Cooper
Big Lots, Inc. - SVP, CFO
Tim Johnson
Big Lots, Inc. - VP of Strategic Planning and Investor Relations

CONFERENCE CALL PARTICIPANTS
David Mann
Johnson Rice & Company - Analyst
Jeff Stein
KeyBanc Capital Markets - Analyst
Patrick McKeever
Avondale Partners - Analyst
William Keller
FTN Midwest Research - Analyst
John Zolidis
Buckingham Research Group - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots first quarter 2007 teleconference.

During the session all lines will be muted until the question-answer portion of the call. (OPERATOR INSTRUCTIONS)

At this time I would like to introduce today's first speaker, Vice President of Strategic Planning and Investor Relations, Tim Johnson.

Tim Johnson - Big Lots, Inc. - VP of Strategic Planning and Investor Relations

Thanks, Mamie, and thank you, everyone for joining us for our first quarter conference call.

With me here in Columbus today are Steve Fishman, our Chairman and CEO, Joe Cooper, Senior Vice President and Chief Financial Officer, and Chuck Haubiel, Senior Vice President and General Counsel.

We appreciate you joining us this morning a little earlier than normal. As many of you may be aware, our annual meeting of shareholders is scheduled to begin at 9:00 a.m. so we'll do our best to keep our comments brief and allow sufficient time for Q&A.

Just to set our agenda for this morning, first Steve will share his thoughts about the first quarter and how we are progressing with some of our longer range strategies, then Joe is going to cover our financial results for the first quarter and talk about our outlook for second quarter and the full-year.

Before we get started I'd like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our safe harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements.

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Final Transcript
May. 31. 2007 / 8:00AM ET, BIG - Q1 2007 Big Lots, Inc. Earnings Conference Call

As you can see from our earnings release this morning, our results include both continuing and discontinued operations. The discontinued operations activities in the first quarter of fiscal 2007 reflects the 130 stores closed in January of '06 as described in our Form 10-K. Given the amount is immaterial and we do not view the discontinued operations as relevant to the ongoing operations of the business, the balance of our prepared comments will be based on results related to continuing operations.

With that, I'd like to turn it over to Steve.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thanks, T.J., and good morning, everyone.

Across the organization from merchandising, to marketing, to our stores and distribution centers, I'm proud of how we executed during the first quarter. The team has heard me say on a number of occasions that if you plan and execute a good strategy, you should be able to deliver consistent results regardless of the circumstances. In our case, we doubled our operating profit dollars compared to a good quarter a year ago and did so in what's been described as a challenging macro environment. We stayed focused on what was within our control and drove growth in our core group of stores. We drove higher gross margin dollars per store and per foot and did so on less SG&A per store and per foot compared to last year. Overall, a very well executed quarter.

From a merchandising perspective, I continue to be encouraged by the broad-based strength in our performance across the major categories and also with the way that our merchants, planners, and allocators are effectively managing our inventory.

At the category level, Furniture led the Company with comps up in the low-double digits on top of a 10% comp in Q1 last year. Upholstery and a successful Serta mattress promotion over the President's Day weekend were key comp drivers for the quarter.

The Hardlines classification was up in the high-single digits with particular strength in electronics which was up over 30% on a comp store basis.

Consumables remained a consistent performer with comps up in the mid-single digits against a similar comp a year ago. I was particularly encouraged with this level of performance, which excludes the drugstore liquidation deal that is captured in a separate category but could have had some trade-off against our normal consumable business.

Our Home business was also pretty good during the quarter and driven by success in Domestics.

Seasonal was on plan for the quarter with essentially flat comps. Good performance in February and March was washed away in April due to the weather impact you've heard about from so many other retailers. I feel very good about the Lawn and Garden business in particular as it appears to have turned the corner. With most of the month of May behind us, Seasonal actually looks like it will be one of our better performing categories for the month from a comp store perspective.

So performance was pretty much on plan in most major categories and our merchants continue to effectively manage their inventory levels and flow to ensure that we're in business for the key selling periods. I'm pleased that we were able to deliver, again, record inventory turnover for the first quarter and for what was the fifth consecutive quarter dating back to the first quarter of 2006. I know that when you look at the balance sheet at the end of Q1, inventory was up slightly to last year on a per store basis. However, keep in mind that inventory on the balance sheet is merely point in time. We are in the closeout business, and what I don't want our merchants doing is passing on deals just because of quarterly reporting. We're managing inventory throughout the quarter, and throughout the quarter, inventory per store was down 2 to 3% to last year while we were generating comps of plus 5%. We're forecasting that inventory levels per store will be down to last year during the second quarter. For this business, inventory turn is a more important measurement than the balance at the end of the quarter.

On a regional basis, comps in all areas of the country were up in the mid-single digits. Comps in the Western region were slightly above the Company average and the Northeast region slightly less than the Company average due to unseasonably cool and damp weather.

Also in Q1 when we look at comp performance by store group based on average household income level in surrounding areas, our comps were up in the 4 to 5% range across all income stratifications. From a sales perspective, we had a real solid quarter with broad-based strength.

So our tactical execution was good in the first quarter, and we also began to move forward with a couple of our key strategic investments that we outlined for you a couple months ago.

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Final Transcript
May. 31. 2007 / 8:00AM ET, BIG - Q1 2007 Big Lots, Inc. Earnings Conference Call

First we identified a group of stores that were high volume and small square footage locations that we believed would benefit from a store retrofit. We're moving forward with the capital investment in approximately 70 stores with the goal of moving to a store layout that allows us to get more merchandise out on the selling floor and better allocate square footage to key categories. And in approximately half of these stores, we're creating enough space to move to full-size furniture departments from a partial department, or principally what was RTA. The majority of these stores, or about 65 to 70 of the locations, are located in California, which, as you know, is a very key market for us. It's still very early in the program, but as of the end of May, 33 of the stores have been completed and the results have been encouraging. We're seeing very little disruption during the retrofitting process, a lift in sales once the relay is completed, and the addition of furniture looks to be a good thing. The remaining stores are scheduled to be completed by September.

Also, from a strategic point of view, the rollout of our new point of sale register system is moving forward very well. By the end of this month, we will have the new system up and running in about 85 to 90 stores. You will remember from our last call this is a system that was tested during the fall season of last year and we're looking forward to the capabilities that it will provide to the business. By the end of Q3, we should be up and running in about 700 stores with the balance of the chain to be completed in 2008. It's a $40 to $45 million project with about $20 to $25 million worth of capital allocated to 2007.

Now I'm going to turn it over to Joe to speak to some of the dollars and cents. Joe.

Joe Cooper - Big Lots, Inc. - SVP, CFO

Good morning, everyone.

For the first quarter of fiscal 2007, we reported income from continuing operations of $29.0 million, or $0.26 per diluted share, compared to income from continuing operations of $14.5 million, or $0.13 per diluted share a year ago. Our Q1 result of $0.26 per share was ahead of our guidance of $0.18 to $0.22 per share. Sales and the corresponding gross margin were in line with our guidance. If you were looking at the midpoint of our communicated guidance, the favorability was approximately $0.05 in SG&A and approximately $0.01 due to the fact that our effective tax rate came in at the low end of the range.

The SG&A favorability of $0.05 was a combination of first, continuous improvement in operating efficiencies, in particular, our discipline around the use of payroll hours in our stores continues to improve and we experienced better than expected efficiencies on the transportation side. You may recall from our last conference call that we do have a significant amount of work going on in our DCs to trim costs, and while it's early in the process, we feel good about how we are progressing.

Second, part of the SG&A favorability stems from improving trends in associate healthcare and insurance related costs. Again, this was one of our strategic initiatives and our experience in Q1 was a little better than anticipated. We're still early in the process of changing healthcare providers so the favorability is possibly timing-related but we're encouraged to date.

Finally, in SG&A, as footnoted in our financial statements, we did receive approximately $3.9 million, or $0.02 per share of insurance settlements related to hurricane claims from fiscal year 2005. The timing and exact amount of this type of activity is difficult to predict and clearly non-recurring in nature.

In addition to the SG&A, our tax rate of 36% came in at the low end of the range of our annual guidance and benefited our EPS comparisons to guidance. The favorability we experienced in Q1 principally related to the release of certain valuation allowances related to capital loss carryovers. With the adoption of FIN 48, the quarterly tax rates may be subject to more quarter-to-quarter variance going forward.

Sales for first quarter were $1.128 billion, an increase of 3.4% over the prior year. Comparable store sales increased 4.9%. As expected, comp results for the first quarter of fiscal 2007 were positively impacted by the planned addition of one advertising circular compared to the prior year. We estimated that the additional advertising circular increased comparable store sales by approximately 1% for the quarter. The strength of the comp continues to be driven through the average basket and our "raise the ring" strategy which resulted in an increase in average item retail across all merchandise categories.

Looking at the P&L, gross margin dollars increased 4% per store. As anticipated, the first quarter rate of 39.6% was lower than last year's rate of 40.2% due to certain lower margin deals and promotions as well as a slight shift in mix towards lower margin categories. This is important to understand because when we set our comp and EPS guidance for Q1, we expected a lower margin rate based on certain lower margin activity, such as the mattress promotion for President's Day and higher sales of Electronics.

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Final Transcript
May. 31. 2007 / 8:00AM ET, BIG - Q1 2007 Big Lots, Inc. Earnings Conference Call

This quarter's SG&A rate of 35.8% was 240 basis points better than last year. Leverage was achieved primarily through operational efficiencies in store payroll and in our distribution centers, lower insurance and occupancy-related costs, the non-recurring hurricane settlement activity, and the natural leverage impact of a 4.9% comp for the quarter. These efficiencies were partially offset by higher advertising costs due to one additional preprint during the quarter and slightly higher bonus expense based on the overall profitability of the quarter.

Net interest income was $2.9 million for the quarter, a $2.6 million improvement compared to last year, due to the Company's improved operating performance and inventory management over the last four quarters.

Turning to the balance sheet. Our total inventory ended the quarter at $798 million, down 1% to last year, as a lower store count was partially offset by a 1% increase in inventory on a per store basis. The 1% increase in inventory per store is directly related to a large home furnishings closeout deal that we received at the end of April and is now selling in our stores.

We ended first quarter with no debt and total cash and investments of $210 million, an increase of $136 million compared to last year. Cash flow, which we define as cash provided by operating activities less cash used in investing activities, was actually cash outflow of $9 million for the first quarter compared to $104 million of positive cash flow last year. The variance to the prior year is a function of, first, timing differences in how we are flowing inventory this year compared to a year ago. As Steve mentioned in his earlier comments, we would fully expect that inventory levels would be lower than last year as we end the second quarter.

Next, given our P&L performance from 2006, we made income tax payments in the neighborhood of $28 million in Q1 of 2007, versus actually receiving a refund last year of approximately $12 million. So, approximately a $40 million swing just on tax payment activity.

And then finally, given the strength of our Q4 and 2006 performance, bonus payments made in Q1 of 2007 were approximately $20 million higher than in Q1 2006.

Capital expenditures were $8.0 million for first quarter, or very similar to the $6 million we spent last year. Depreciation expense for the first quarter was $21.8 million, or $3 million lower than last year. Again, this was anticipated as our capital spending over the last several quarters has been more diligent and the larger capital spending activity that's planned to occur in 2007 is just now beginning in Q2.

During the first quarter, we opened two new stores and closed one store leaving us with 1376 stores and total selling square footage of 29.4 million at the end of the first quarter.

The last item I'd like to touch on for Q1 is our 2007 share repurchase program. We announced in March that our Board of Directors had authorized the repurchase of up to $600 million of the Company's common shares commencing upon authorization and continuing until exhausted. We were active in the market during Q1, so I want to spend a couple minutes helping you understand the approach we're taking in 2007.

We structured a two-pronged approach to the program. First, we've allocated a certain portion of the dollars to address dilution from stock option exercises. We've employed a guaranteed share repurchase program, or GSR, which is a program that buys back shares at a price that essentially mirrors the market or the volume weighted average price.

In addition to the guaranteed portion, the second component of the program is used to execute opportunistic repurchases. During the first quarter 2007, we were active in both of these components, guaranteed and opportunistic.

Utilizing the GSR, we agreed to repurchase $100 million worth of our outstanding common shares. Upon deposit of the $100 million we received 2.8 million shares which were immediately removed from the basic and diluted weighted average common shares outstanding. This is the minimum number of shares that we will ultimately receive under the GSR. Upon completion of the GSR, anticipated to be in the fourth quarter of 2007, we may receive additional shares from the counter party depending on the actual price of the stock, averaged over the life of the GSR.

There are no additional payments required to be made to the counterparty beyond the initial deposit. Thus, utilizing a GSR effectively mirrors repurchasing the shares at the average market price over the specified period of time but with the benefit of immediate removal of the initial shares at the beginning of the period.

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Final Transcript
May. 31. 2007 / 8:00AM ET, BIG - Q1 2007 Big Lots, Inc. Earnings Conference Call

As part of the GSR, we instituted a price collar which sets the maximum and minimum prices that we will pay for the shares. We view this structure as effectively a cost-free way to protect against the risk of a significant rise in the stock price which would dilute the effectiveness of this component of our repurchase strategy.

Under the terms of the collar, the maximum amount of additional shares we can receive upon completion of the GSR is 0.4 million. If the GSR had settled at the end of the first quarter on May 5, 2007, the Company would have received approximately 0.3 million additional common shares from the counterparty based on the average price of our common stock up to that point.

In addition to the maximum price, we also set a minimum price that we will pay for the shares. Although this limits our ability to fully recognize the benefit of share prices below the minimum price under GSR, we feel we have sufficient "dry powder" available to capitalize on a decline in the stock price through our second component, the opportunistic repurchases. With approximately 80% of the authorized share repurchase amount still available, we can become as active as we feel is appropriate.

With regards to the opportunistic repurchase component, we purchased 0.4 million of outstanding common shares in open market transactions at a cost of $13.7 million during the first quarter of fiscal 2007. The remaining repurchase authorization under the repurchase program was approximately $486.3 million as of the end of the first quarter.

Moving on to guidance for the second quarter, comp sales are planned up in the 2 to 4% range and are expected to benefit from a large closeout deal from a major home furnishings retailer, partially offset by one less advertising circular compared to a year ago.

Q2 earnings are estimated to be in the range of $0.07 to $0.10 per share compared to $0.04 per share last year. Operating margin expansion for the quarter will come from SG&A leverage as we expect the gross margin rate to be down slightly to last year.

For the full-year of fiscal 2007, our original earnings expectations were from $1.18 to $1.23 per share. Today, in our press release we increased our guidance for the full-year and now expect EPS to be in the range of $1.25 to $1.30 per share. The increase in EPS is the result of the strength of Q1 and current favorable expense trends, partially offset by higher than expected share count that compared to our original guidance, will reduce EPS by approximately $0.03 per share. This revised guidance represents a 24% to 29% increase over last year's income from continuing operations of $1.01 per diluted share.

For 2007, our forecast assumes that total sales will be relatively flat to reported sales for fiscal 2006 as we expect a 3% to 4% increase in comparable store sales will be offset by the combination of the 53rd week last year and an overall lower average store count compared to fiscal 2006. As we've outlined today, SG&A leverage is expected to drive operating margin expansion in 2007. At our current guidance of a 3 to 4% increase in comp sales, the SG&A rate is estimated to be in the range of 35.2% to 35.4%, or 90 to 110 basis points below last year.

Given the increase in EPS guidance, we now expect to generate $190 million of cash flow, up from prior guidance of $180 million. We now expect share count for the year to be in the range of 110 to 111 million diluted shares, up from our prior guidance of 107 million shares. The increase is the result of a higher forecasted share price from $24.75, when we gave our original guidance in March, to where it is today.

That concludes our prepared remarks. We'd like to open up the lines for questions at this time.

QUESTION AND ANSWER

Operator

Okay. (OPERATOR INSTRUCTIONS) Okay. The first question comes from the line of David Mann. Please go ahead with your question.

David Mann - Johnson Rice & Company - Analyst

Yes, Johnson Rice. Good morning. Congratulations on a great quarter.

The first question I had related to some of the comments you made on expenses. Can you just elaborate a little more on the progress there in terms of some of the individual initiatives?

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Final Transcript
May. 31. 2007 / 8:00AM ET, BIG - Q1 2007 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - VP of Strategic Planning and Investor Relations

Sure, David. This is Tim.

I guess the two big initiatives that we talked about in the initial call back in March, that really started to play out here in the first quarter that Joe talked about, was on the transportation side. We talked about in March how we believe that we've got an opportunity to do a better job, particularly on the furniture side, by bringing some of that business into our regional DCs. We started to do in that the beginning parts of this year.

And also on the insurance side, we went from one provider to actually Anthem, which is one of the largest providers that I'm sure everyone is aware of, and it enabled us to lower our costs per claim, and we're starting to see some of that experience start to play out, along with some favorability in other areas like Workers' Comp and that. So both of those initiatives we talked about in March, and we're starting to see results in the first quarter in particular.

David Mann - Johnson Rice & Company - Analyst

Are you seeing in the near-term any opportunity to close a DC and really capture some of the bigger expense benefits? On the furniture side.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

David, we're not looking at closing those DCs at this particular point. We're just trying to be more efficient with how we're delivering and the timing of how we're delivering to the stores, too.

Number one, we're delivering more furniture on the closeout store trucks which means in some stores instead of receiving three trucks a week, they receive two trucks a week, or two trucks a week to one truck a week. And then in some smaller volume stores we've made a conscious decision from a testing standpoint that where they were getting delivered furniture once a week, in some cases they only need deliveries every other week. But we haven't made a conscious decision to take a look at closing any distribution facilities for any reason right now.

David Mann - Johnson Rice & Company - Analyst

Okay.

And then the other question I had was on gross margin for the second quarter. It sounds like you're expecting it to be a little bit better than first quarter in terms of the -- perhaps the magnitude of the decline, if at all. Can you just talk about, you know, relative to the factors in Q1 how do you think Q2 will play out?

Joe Cooper - Big Lots, Inc. - SVP, CFO

Well, we've got -- one of the things that will be pressuring Q2 is some of the markdowns related to the larger deals that we have currently going on in the stores. And actually last year you'll notice that on a relative basis, Q2 will not be up to Q1. So on a relative basis, it's not getting better. Q2 is typically a slightly lower gross margin rate than Q1 anyway.

David Mann - Johnson Rice & Company - Analyst

I was more talking about the -- it sounds like the decline from last year, it doesn't sound like you expect it to be as harsh as the first quarter.

Joe Cooper - Big Lots, Inc. - SVP, CFO

From the decline in Q2 versus last year. I think that's a fair assessment.

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Final Transcript
May. 31. 2007 / 8:00AM ET, BIG - Q1 2007 Big Lots, Inc. Earnings Conference Call

David Mann - Johnson Rice & Company - Analyst

Okay.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

I think there's a couple reasons -- I'm sorry David.

David Mann - Johnson Rice & Company - Analyst

Is that a mix issue in seasonal will help you as well?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

We think one seasonal, we hope that seasonal will help us, but I mean there's a long period of time between now and the end of the quarter, although we're certainly encouraged by seasonal right now and I made that comment already. That's number one.

And number two, Global Sourcing continues to take effect stronger and stronger as we go forward. I mentioned last year we have a dedicated organization in the Orient that we opened the offices in October and our people started traveling in January and February, and we hope to start seeing some real results from a mark-up standpoint there. A little bit in the second quarter, and clearly, in the third and fourth quarter we'll see much more of a benefit. That's number two.

Number three, we don't have quite the aggressive promotional activity in the second quarter that we did in the first quarter, particularly, you know, Furniture as a percent to total is not quite as large and Electronics is not planned quite as aggressive in the second quarter as it was in the first quarter. And, of course, those affect the margin on a quarter-to-quarter basis.

But I think that's a fair assessment to say we don't expect to see the deterioration from last year in the second quarter like we saw it in the first.

Joe Cooper - Big Lots, Inc. - SVP, CFO

One other component, David, is the freight initiative that we have in play right now. That's principally impacting inbound freight, and we will see some of that benefit later in the second quarter, start affecting gross margin.

David Mann - Johnson Rice & Company - Analyst

Very good. Thank you.

Operator

Okay. (OPERATOR INSTRUCTIONS) Okay. It looks like our next question is coming from the line of Jeff Stein from KeyBanc Capital Markets. Please go ahead with your question.

Jeff Stein - KeyBanc Capital Markets - Analyst

Good morning. Two questions, Steve.

One is I noticed over Memorial Day you ran a 21-page circular, and I'd never seen one that large from Big Lots and I'm wondering, is this market-specific? Is it a test or should we expect to see more circulars like this in the future?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Okay. Yes, I saw that you wrote on that, Jeff. First off, it wasn't 21 pages, it was 12 pages.

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Final Transcript
May. 31. 2007 / 8:00AM ET, BIG - Q1 2007 Big Lots, Inc. Earnings Conference Call

Jeff Stein - KeyBanc Capital Markets - Analyst

I'm sorry. 12 pages.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

I don't know if you're dyslexic this morning or if it's just me.

Jeff Stein - KeyBanc Capital Markets - Analyst

You're right. Okay.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

If you're a student and you really followed us, let me explain to you what we did. Last year we ran two preprints back-to-back. We ran one the second week of May and then the third week of May going into Memorial Day.

We made a conscious effort, and it's one of the reasons why we have one less tab this year in the second quarter, not to run two tabs back-to-back. We made a conscious decision to go after the Memorial Day weekend similar to the way that we did the President's Day weekend in February, which was very successful for us, and Labor Day weekend last year which was successful for us.

And we broke the tab in some markets on Wednesday, then Thursday, Friday, Saturday, and came back with about half of the stores on the Sunday of Memorial Day weekend with, if you'll notice, there was a two-page pull-out of Sunday and Monday Memorial Day items only.

What we tried to do was spend less money, which we did, run less pieces, which we did, and try to optimize traffic in our stores when we thought we could get the most amount of bang for our buck. That Friday, Saturday, Sunday, Monday are some of the largest individual days of the entire second quarter and we wanted to be as close to the customer as we possibly could.

The answer to your question is, no, don't expect to see 12-page tabs for us going forward. Really, it's a standard eight-page tab that we started running in the fourth quarter last year, and we plan on doing that, unless we think there's some efficiencies to save money, not run a tab, and then try to hit the customer at the right time.

So that's the real reason why the tab was a little bit bigger. We were trying to go after that Memorial Day weekend, and we weren't disappointed.

Jeff Stein - KeyBanc Capital Markets - Analyst

Got it. Okay. Thank you. Just a follow-up question.

You did indicate that you do expect some drag on margin. I presume it's from the large home furnishings deal. In visiting the stores I noticed your pricing is at about 40% off and basically, you know, the Pier 1 sells their stuff day in and day out, especially this time of year, where they're not performing very well, at about that same level.

Do you think that your price points are deeply discounted enough to sell through at those prices, and is your, I guess, have you built in enough cushion in the margin to perhaps take another markdown or two and still make this a very good deal for you?

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Final Transcript
May. 31. 2007 / 8:00AM ET, BIG - Q1 2007 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Okay. Two things. One, I don't anticipate, nor did I think we said that we thought that that home furnishings deal would be a drag on the margin in the second quarter, and frankly, we don't anticipate that.

Number two, I heard what you said, and although I don't think it's necessary, I'm going to share with you a little bit of our thought process and our strategy, because what's been written is not correct. And let me tell you how we look at deals and what we did this one, too, so you'll share a little insight of how we look at things. It was a very large deal that was not in 1,000 of our stores that somebody wrote. It's actually in the entire chain.

One of the reasons that you saw it early on at a lower discount was because the home furnishings retailer didn't have the capability of pulling it all out of their stores at one fell swoop. We had to take when it we could get it and run it through our distribution facilities and over about a three to four week period bring it into stores. So instead of taking a very large discount the day that it hit the store, we thought we would try to optimize the potential of having the best offerings to our customers who love the treasure hunt and take advantage of buying what they can get when they can get it knowing full well that if they don't buy it today they may not have it tomorrow. So we started at a lower percentage off. The reason that you saw it at 40% off, and by the way, it wasn't 40% off in all stores. That was the minimum percentage off and since we marketed it and advertised it, legally we're obligated to tell the consumer what the minimum percentage off is. There were stores that were at higher percentages offs because they had had those goods in their stores for two weeks or three weeks.

The cadence that we're on and the way that we strategize that when we bought it fully allows us to continue to take markdowns on it, which we will, as needed, as it sells down, by store location, and optimize the margin in the program and the buy.

Jeff Stein - KeyBanc Capital Markets - Analyst

Got it.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

We're very satisfied, quite honestly, with the deal so far.

Jeff Stein - KeyBanc Capital Markets - Analyst

Great. Well, the stuff looks absolutely fantastic.

Just another quick one. Traffic. It's been negative for some time, and I'm wondering, are you seeing any signs as you progress through first quarter, that traffic is either getting appreciably better or worse, or is it relatively stable?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

We don't monitor traffic. That question's been asked before and I've answered it the exact same way. We do monitor transactions, which we don't report, and I would say that it's something we just don't comment on.

We comment more about our strategy, which is repositioning the Company and "raising the ring", and we continue to drive that average basket up and that average price point up. So we're very pleased with the progress that we've been making when it comes to our average ticket and our average basket.

Jeff Stein - KeyBanc Capital Markets - Analyst

Got it. Thank you.

Operator

Okay. It looks like our next question is coming from the line of Patrick McKeever of Avondale Partners. Please go ahead with your question.

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Final Transcript
May. 31. 2007 / 8:00AM ET, BIG - Q1 2007 Big Lots, Inc. Earnings Conference Call

Patrick McKeever - Avondale Partners - Analyst

Thanks. Good morning, everyone.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Good morning, Patrick.

Patrick McKeever - Avondale Partners - Analyst

-- operating expense leverage in the quarter, and just wanted to see if we might get a little bit more color on the various components in terms of how much some of that's things contributed to the overall leverage.

Joe Cooper - Big Lots, Inc. - SVP, CFO

Hey, Patrick?

Patrick McKeever - Avondale Partners - Analyst

Yes.

Joe Cooper - Big Lots, Inc. - SVP, CFO

The beginning of your question got cut off so could you repeat that, please?

Patrick McKeever - Avondale Partners - Analyst

Sure, Joe.

Question is on the operating expense leverage, the hefty operating expense leverage that you saw in the quarter, which I think was substantially more than most of us anticipated, and it sounds like a little bit better than you anticipated internally. I just want to get a sense of how much of what you saw there is sustainable and how big the contribution is from those various pieces that you identified in the press release.

For example, store and distribution center efficiencies, I mean it sounds like that's mostly on the labor side, but just wondering if there's something more to that. Any additional color you could provide around that whole topic, around that topic would be helpful. Thanks.

Tim Johnson - Big Lots, Inc. - VP of Strategic Planning and Investor Relations

Yes, I guess, Patrick this is Tim. I'll start off and then Joe can add to it as well. I guess I would characterize it a couple different ways. First off, there is some pieces in here that are non-recurring, and we identified those separately on the financial statement. That was the insurance related settlements for hurricane claims Katrina and Wilma, if I remember right.

Patrick McKeever - Avondale Partners - Analyst

And that's $0.02, Tim?

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Final Transcript
May. 31. 2007 / 8:00AM ET, BIG - Q1 2007 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - VP of Strategic Planning and Investor Relations

Yes. And that was about 40 basis points out of the 240, okay? So that's clearly non-recurring in nature.

The depreciation you can see on the face of the financials as well, and we've given guidance for depreciation for the year.

I guess in terms of what we believe is sustainable, we look at operating efficiencies, primarily store payroll and the efficiencies we're getting in the transportation part of the business, and we look at things like depreciation and insurance, and we believe that those are, you know, sustainable go-forward as they are key initiatives and we've spent a lot of time planning those over the course of 2006.

I guess the piece that's probably a little bit different go-forward is the fact we did have a 5% comp in the first quarter and we're guiding to 2 to 4% comp in the second quarter, and obviously if you just run the math on that and assume that expenses don't move, you know, you'll understand what's not sustainable go-forward. But from our perspective, operational efficiencies and store payroll, in the distribution centers, depreciation and insurance is what we're looking at when we set guidance for the forward quarters and for the balance of the year.

Patrick McKeever - Avondale Partners - Analyst

Okay. That's great. And very helpful. Very detailed. And then another question.

I have a question on the home furnishings buy, and that is, it sounds, Steve, you mentioned that you were quite satisfied with that overall. Are there any specific, I mean some of the stuff that's in the stores would seem to be maybe pushing the envelope a little bit in terms of just design and so forth. I mean, I agree that it's great stuff.

My question is, do your customers think that as well? What kind of response are you getting from them? Are they buying everything or are they being a little bit more selective? Because it kind of runs the gamut from big pieces of furniture down to little stuff like bowls and decorative objects.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Yes, it's interesting about, it's almost a 50/50 buy. Again something I'm sharing that I know is not necessary, but if you want to get into the mind of the closeout guy's head.

The buy was almost 50/50. About half of it's furniture and about half of it's what we'd call decorative accessories on a dollar basis. On a unit basis it's about 80/20, but it looks like it's 50/50 because the furniture itself is, you know, (inaudible) it's big.

And clearly, we kind of thought that, but it's a guess, that, you know, the accessories, and, of course, the lower price point items are going to sell first. But we haven't seen any, what I'd call real resistance to any particular classifications that we didn't anticipate. Let me put it to you that way.

And that's how you make a buy when you're making a closeout buy, and that's our business, which is, look, we know we've got to take the whole deal and how much of it are we going to sell at 40% off, how much are we going to sell at 50% off, how much are we going to sell at 60% off? When do we go 70% off, when do we go to 90% off, and when do we mark it out of stock and what's the time line that we want to get rid of it so that we can continue to turn the inventories, because we're so consumed with inventory management and our stores looking fresh, because that's what our customers insist upon, and frankly, we want to go into back-to-school with the next great look.

But you're right, it's pushing the pencil, I guess, on some of it, but, hey, that's what our business is. We should be pushing the pencil. And if we're not making mistakes, then we're not really challenging our business.

You know what? Ask me that question again on the next conference call, because we'll have a much better understanding of what sold early and what didn't sell early.

Patrick McKeever - Avondale Partners - Analyst

Okay. That's great. Very helpful. Thank you, Steve.

Operator

Okay. The next question comes from the line of William Keller from FTN Midwest.

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Final Transcript
May. 31. 2007 / 8:00AM ET, BIG - Q1 2007 Big Lots, Inc. Earnings Conference Call

William Keller - FTN Midwest Research - Analyst

Good morning, everyone. Nice job on the quarter.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thanks, Bill.

William Keller - FTN Midwest Research - Analyst

Just wanted to get a little bit of an idea if you could discuss briefly if you're seeing any impact in the stores on the furniture or higher ticket items with the gas price increases or the current environment in the housing?

And then also, on previous calls you've mentioned, as far as store expansion, you're not seeing the value there in retail real estate. I'm wondering if you could give us a little update on that as well. Thank you.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

I'm not an economist, so I can't comment on the gas question other than I think you're probably paying what I'm paying for gas today, which is about $3.50 a gallon, maybe $3.60, maybe $3.40, but we don't see that affecting particular categories of merchandise that we're selling more or less. There's really nothing substantively different happening right now in any of our businesses, at least that we can put our finger on because of that. So I guess the question, or the answer is no to that.

There was a second question. I apologize, and I had the answer for it.

Joe Cooper - Big Lots, Inc. - SVP, CFO

Real estate.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

That's a two-part answer. I would tell you that a number of our existing landlords are understanding that if they want a great quality retailer who is financially strong to stay in their stores, we're having success in making sure that we can stay in some of the locations that we're in.

I would tell you on the new real estate side that right now, I don't see the landscape changing at all, and I can tell what you my own point of view is to it. The markets are rich with cash right now. And they have been and continue to be.

The stock market is one place to put your money, and another place to put your money right now is real estate, particularly commercial real estate, and major investors are doing that, and have made a decision and continue to make a decision that they don't care if they have occupancy in individual locations, they only care if they have a percentage of their occupancy filled.

We're negotiating on property that has been open three and four years, literally, with landlords who just are going to wait to get the price they think they can get and don't care if that property stays empty. And I don't think we're any less frustrated than some of our contemporaries because we just had our entire real estate organization come back from the major real estate show in Las Vegas, and we're all having conversations and seeing the exact same thing. It's a push and a shove and right now, we don't see any change on that landscape in the near-term.

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Final Transcript
May. 31. 2007 / 8:00AM ET, BIG - Q1 2007 Big Lots, Inc. Earnings Conference Call

William Keller - FTN Midwest Research - Analyst

Okay. Thank you very much.

Tim Johnson - Big Lots, Inc. - VP of Strategic Planning and Investor Relations

Mamie, this is Tim. I think we have time for one more group of questions from one more individual and then we really move on to the annual shareholders meeting.

Operator

Okay. Well it looks like the last question is going to come from the line of John Zolidis from Buckingham Research.

Tim Johnson - Big Lots, Inc. - VP of Strategic Planning and Investor Relations

Great. Thank you.

John Zolidis - Buckingham Research Group - Analyst

Hi. Good morning. Couple of questions. Thanks for taking my question.

First on the gross margin, down 60 bips in the first quarter, and down now for four consecutive years. Your guidance, I think, for the full-year is for gross margin to be flat although it looks like you're expecting gross margin to be down again in the second quarter. Why is gross margin going to be up in the second half?

And then related to that, looking at the second quarter with slightly lower same-store sales, are gross profit dollars going to be up on a year-over-year basis?

And then I have one question on the Pier 1 closeout purchase, which basically just expanding on a previous question, and I guess the idea is, if you're a Pier 1 customer and you can go into a Pier 1 store and buy that merchandise for 40% off, why would you want to go into Big Lots and buy it for the same price when presumably you can't return it and other things like that? Thank you.

Joe Cooper - Big Lots, Inc. - SVP, CFO

This is Joe. I'll go ahead and start with the gross margin for the back half of the year.

We do believe that we, obviously, we think the gross margin for the back half of the year will be up to LY to achieve a flattish type gross margin rate for the year. There's really three components to that.

First is mix. We think the higher growth divisions or categories will be in our higher margin category Seasonal and Home. We expect to comp better than the average in the back half of the year as well as Furniture, but Furniture is approximately a company average.

That will be slightly offset by some anticipated strengths in Hardlines, principally Electronics, which carries a lower average gross margin, but all in all we think the mix will be accretive to our rate in the back half.

Also, a reduction in markdowns. Three categories had some heavier than the normal markdowns last year, Home, what we call Play and Wear, which includes Apparel and then Furniture. You may recall last year we had a mattress clearance setting the stage for our Serta introduction.

And then also, the last component is the impact from our Global Sourcing initiative that will start landing. The fall goods were sourced through our new Global Sourcing partnership which should be -- have some favorability to gross margin rate.

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Final Transcript
May. 31. 2007 / 8:00AM ET, BIG - Q1 2007 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - VP of Strategic Planning and Investor Relations

On the second question, John, you asked about specifically second quarter. Our guidance does assume that gross margin dollars per store or per foot would be up to the prior year.

And I think your third question was around the Pier 1 deal and the pricing, comparing our prices to Pier 1 and why buy it at Big Lots versus Pier 1, and I'd turn that to Steve.

Joe Cooper - Big Lots, Inc. - SVP, CFO

Actually I can jump in there. John, our planners go through a very detailed, what we call a glidepath, on selling through the merchandise at various promotional -- at a promotional cadence.

So we started at a certain discount, 25% off, knowing that only a small portion of the goods will be sold at that, but in order to maximize our overall gross margin dollars on the overall deal, we start that rate knowing that we will break to 40% off and then move on from there.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

In all actuality the majority of the deal is going to be sold at lower discounts than Pier 1. That's really the answer to that question.

Joe Cooper - Big Lots, Inc. - SVP, CFO

Which is built into our model.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

And just to correct a comment that I thought I heard you say, our customer, if for some reason or another is unhappy, absolutely can return merchandise. So to make the comment that you can't return it at our store where you could elsewhere, is an incorrect comment.

Joe Cooper - Big Lots, Inc. - SVP, CFO

And because of the favorability on the sourcing side, we can sell that at an overall lower -- or a higher markdown rate and still achieve a very favorable overall gross margin rate, gross margin dollars on the deal.

John Zolidis - Buckingham Research Group - Analyst

Thank you.

Joe Cooper - Big Lots, Inc. - SVP, CFO

Okay.

Tim Johnson - Big Lots, Inc. - VP of Strategic Planning and Investor Relations

We'd like to thank everyone for joining us this morning, and we look forward to talking to you again in August.

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Final Transcript
May.  31. 2007 / 8:00AM ET, BIG - Q1 2007 Big Lots, Inc. Earnings Conference Call

Operator

Okay.

Ladies and gentlemen, a digitized replay of this call will be viable to you within an hour. You can access the replay by dialing 1-866-452-0500 and entering pin number 5404. Again, that phone number is 1-866-452-0550 and the pin number is 5404.

This concludes today's presentation. Thank you for your participation. You may now disconnect.

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